Exhibit 99.1

Topline Results: A Randomized Phase 2 Study of Selumetinib in Patients with KRAS-Mutant Non-Small Cell Lung Cancer

BOULDER, Colo.--(BUSINESS WIRE)--September 30, 2011--Array BioPharma Inc. (NASDAQ: ARRY) today announced results from a randomized Phase 2 placebo-controlled study conducted by AstraZeneca comparing the efficacy of selumetinib (AZD6244/ARRY-886) in combination with docetaxel with docetaxel alone in the second-line treatment of 87 patients prospectively selected with KRAS-mutant, locally advanced or metastatic non-small cell lung cancer. This was the first completed randomized combination trial with a MEK inhibitor. Selumetinib was licensed from Array to AstraZeneca.

The study’s primary endpoint of overall survival demonstrated a numerically greater increase in survival in favor of selumetinib in combination with docetaxel versus docetaxel alone, but did not reach statistical significance.

The key secondary endpoints of progression-free survival, objective response rate, and alive and progression-free at 6 months were all demonstrated with statistical significance, showing improvement in favor of selumetinib in combination with docetaxel versus docetaxel alone.

Further data and analyses will be presented by the study’s academic investigators at a forthcoming scientific conference.

About Non-Small Cell Lung Cancer

  Non-Small Cell Lung Cancer (NSCLC) is one of the leading causes of cancer-related mortality in the U.S. In 2011, the estimated new cases of NSCLC in the U.S. are 186,000. Most patients are diagnosed with advanced, stage IIIb or IV disease and are not amenable to surgery.
  The overall two-year survival rate for patients with advanced NSCLC is 10-20%.
  In patients with NSCLC, major components of cell signaling pathways, such as the Ras-Raf-MEK-MAPK pathway, and components of the normal cell cycle are frequently altered. Approximately 20% of current NSCLC patients have tumors with KRAS mutations, which represents a sub-population of nearly 60,000 NSCLC patients in the U.S. with poor prognosis and a high unmet medical need.

About Selumetinib

Selumetinib is an anti-cancer drug in Phase 2 development in a range of tumors. It is a small molecule MEK inhibitor that targets a key position in the Ras-Raf-MEK-ERK signaling pathway. MEK has been shown to be frequently activated in cancer, in particular in tumors that have mutations in the RAS and RAF pathways.

AstraZeneca is also completing a Phase 2 trial with selumetinib in combination with dacarbazine compared with dacarbazine alone as first-line treatment of patients with melanoma whose tumors harbor BRAF mutations. This trial completed enrollment of 91 patients in March 2010 with the primary endpoint of overall survival. There are over 45 on-going or completed Phase 1 or 2 trials with selumetinib.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further trials involving selumetinib, the potential for the results of ongoing clinical trials to support regulatory approval or the marketing success of selumetinib, and our future plans to progress and develop selumetinib. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of AstraZeneca to continue to fund and successfully progress research and development efforts with respect to selumetinib; risks associated with dependence on collaborators for the clinical development and commercialization of out-licensed drug candidates, including selumetinib; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of September 30, 2011 and undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com